UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

Repligen Corporation

(Exact name of registrant as specified in charter)

Delaware	0-14656	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 250-0111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 5, 2011, Repligen Corporation (the “Company”) and TC Saracen, LLC (the “Landlord”) entered into a First Amendment to Lease (the “Amendment”) to the lease agreement dated October 10, 2001, as amended, for the leased premises located at 41 Seyon Street, Waltham, Massachusetts. This facility currently serves as the corporate headquarters for the Company and primary location for all manufacturing, research and development, sales and marketing and administrative operations.

Under terms of the Amendment, the Company and Landlord have mutually agreed to expand the leased premises within this facility and likewise extend the term by eleven years, which, depending on the commencement date of the Company’s occupancy of the expanded premises, should expire on or about May 31, 2023. Annual rent for the leased premises begins at $17.36 per rentable square foot for the first six years, and increases to $20.22 for years seven through eleven. The Company will receive a Tenant Improvement Allowance of up to $1.77 million from Landlord to help fund leasehold improvements. The Company also has certain termination rights as described within the Amendment, most notably in the event of Landlord’s inability to deliver the expansion space in a timely manner.

The Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the description of the Amendment is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Lease, dated July 5, 2011, by and between Repligen Corporation and TC Saracen, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: July 8, 2011	By:	/s/ Walter C. Herlihy
Walter C. Herlihy
President and Chief Executive Office